Exhibit 99.1

Popeyes Louisiana Kitchen, Inc. Appoints Candace S. Matthews to Board of Directors

ATLANTA— January 28, 2016 – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today announced the appointment of Candace S. Matthews to its Board of Directors.

Ms. Matthews is a seasoned marketing and general management executive who currently serves as Regional President – Americas, for Amway Corporation, the global leader in direct selling.

“Candace leads a growing multinational enterprise fueled by small business owners, similar to restaurant franchisees. She has exceptional brand-building skills and leads a culture characterized by caring, collaboration and excellence. We are delighted to have her join our board,” said Cheryl Bachelder, Chief Executive Officer of Popeyes Louisiana Kitchen.”

Ms. Matthews has more than 30 years of experience in the consumer packaged goods, cosmetics, and beverage industries. She joined Amway Corporation as Chief Marketing Officer in 2007, and has served as Regional President, Americas since 2014. She currently leads strategy and operations for Amway’s business interests in North, Central and South American markets. Prior to that Ms. Matthews served in a variety of management roles at such companies as General Mills, The Procter & Gamble Company, Bausch & Lomb, The Coca-Cola Company, and L’Oréal.

“Candace is a proven leader with a track record of delivering results for strong brands – across a range of industries. As Popeyes continues to invest in and expand our brand around the world, we will be served well to have Candace’s skills and insights in the room,” said John Cranor, Popeyes Louisiana Kitchen, Inc. Chairman of the Board. “We welcome Candace to our Board of Directors and look forward to her contributions.”

Ms. Matthews holds Bachelor of Science degrees in Metallurgical Engineering and Administrative and Management Science from Carnegie-Mellon University, and a Master of Business Administration degree from Stanford Graduate School of Business.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 27, 2015, Popeyes had 2,539 operating restaurants in the United States, three territories, and 27 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Contact Information

Investor inquiries:

Grady Walker, Treasurer and Director of Investor Relations

(404) 459-4584 or investor.relations@popeyes.com

OR

Media Inquiries:

Jennifer Webb, SVP-Operations, Coltrin & Associates, Inc.

(212) 221-1616 or jennifer_webb@coltrin.com